EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Board Votes to Amend Special Meeting By-Laws

HOUSTON, TEXAS, December 6, 2007—El Paso Corporation (NYSE: EP) announced today that its board of directors has voted to amend the company’s by-laws to modify the provisions regarding the calling of special meetings.  This amendment permits stockholders who own at least 25 percent of El Paso’s outstanding common stock to call a special meeting of stockholders.  A copy of the amended by-laws and Corporate Governance Guidelines can be found in the Investors section of El Paso’s Web site at www.elpaso.com.

Previously, a special meeting of stockholders could be called only by a majority of the board of directors, the chairman of the board, the chief executive officer, or the president.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America's largest interstate natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit http://www.elpaso.com.

Contacts
Investor-Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office:  (713) 420-6828
Fax:     (713) 420-6341